Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Richard Vasek	Maureen McGarrigle
Chief Financial Officer	Director, Investor Relations
Rockford Corporation	Rockford Corporation
(480) 517-3169	(480) 517-3042
ROCKFORD CORPORATION SELLS NHT ASSETS AND
ASSIGNS MB QUART NORTH AMERICAN BRAND RIGHTS
Vinci Labs Acquires NHT, MB Quart Rights Assigned to Maxxsonics
     Tempe, Ariz., October 19, 2005/PRNewswire/—Rockford Corporation (NASDAQ: ROFO) today announced that is has sold the assets of its NHT home and professional audio business to Vinci Labs, Niwot, Colorado. In an unrelated transaction, Rockford has agreed to assign its North American rights to the MB Quart brand to Maxxsonics, a Lake Zurich, Illinois-based car audio company.
     The proceeds from the NHT sale will be used to pay down debt. Rockford expects to take a one-time, non-cash charge of approximately $1.0 million in its third quarter 2005 results due to the transaction and to Rockford’s exit from its remaining home and professional audio business.
     Rockford acquired NHT in December 2002. Rockford engaged investment banking firm Morgan Joseph & Co. Inc., in January 2005 to explore strategic alternatives for NHT and the firm handled details of this transaction. The NHT management, design and sales teams will become part of the Vinci Labs organization as a result of the sale.
     In the unrelated MB Quart transaction, Rockford agreed to assign its North American rights to the MB Quart brand to Maxxsonics, which has agreed to acquire the assets of MB Quart GmbH in Germany. Rockford will receive approximately $850,000 from the transaction. The assignment of the brand will represent a gain for Rockford in the third quarter of 2005 because Rockford had established reserves against substantially all intangible assets of MB Quart after it placed MB Quart GmbH into receivership in the third quarter of 2004. This gain may be partially offset as the company closes out its remaining domestic MB Quart inventory.
     “The sale of the NHT assets and the MB Quart brand rights reflect two more steps toward completing the strategic realignment process that we began in September 2004,” commented W. Gary Suttle, president and chief executive officer. “The course we set for Rockford when we announced the strategic realignment was to focus on our core mobile audio markets and the OEM business. With these two actions — the sale of NHT and assignment of MB Quart rights — we have completed the transformation we set out to accomplish last year. We have stabilized Rockford financially, reduced our operating expenses, increased gross margins, and divested non-core businesses and assets. For Rockford, 2005 has been a successful year of transition and we are pleased with the progress we have made,” said Mr. Suttle.
     Mr. Suttle also noted, “We are confident that Vinci Labs and Maxxsonics both value the sound and audio experiences that NHT and MB Quart can offer to their customers.”
About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate, Lightning Audio and Q-Logic brand names.
     Brand websites include: www.rockfordfosgate.com, www.lightningaudio.com, www.qlogic.ws and www.installedge.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including, without limitation, statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     Although Rockford’s operations have improved significantly in the last two quarters, Rockford has not yet returned to a net profit and Rockford’s sales in its core aftermarket channels were lower in the first half of 2005 compared to 2004. If Rockford’s operations fail to improve further, or if sales cannot be sustained, Rockford may not be able to achieve its financial and liquidity objectives. In this event, Rockford could be forced to seek one or more financing alternatives. Under such circumstances, Rockford might not be able to continue its business as currently planned.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 15, 2005. The risk factors noted throughout the report, particularly those identified in the discussion in Exhibit 99.9 to the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.
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